Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-184701, No. 333-173114, No. 333-163929, No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176 and No. 333-141458) and on Form S-3 (No. 333-184703, No. 333-184702, No. 333-182462, No. 333-175419 and No. 333-160577) of MicroVision, Inc. of our reports dated March 13, 2015 relating to the consolidated financial statements, and effectiveness of internal control over financial reporting, appearing in this Form 10-K.

/s/ Moss Adams LLP

Seattle, Washington
March 13, 2015